Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-233730 on Form S-3 and Registration Statement Nos. 333-152142, 333-165559, and 333-180076 on Form S-8 of our reports dated February 24, 2022, relating to the financial statements of Energy Recovery, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Energy Recovery, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Francisco, California
February 24, 2022